Exhibit 99.2

Giddings Assets

Statements of Revenues and Direct Operating Expenses

for the Years Ended December 31, 2017, 2016 and 2015

and Independent Auditors’ Report

GIDDINGS ASSETS

INDEPENDENT AUDITORS’ REPORT To Management of EnerVest, Ltd. General Partner of the Giddings Assets Houston, Texas

We have audited the accompanying statements of revenues and direct operating expenses of certain oil and natural gas properties (the “Giddings Assets”) currently owned by EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-B, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding L.P. and EnerVest Wachovia Co-Investment Partnership L.P. (together the “Giddings Entities”, all of which are under the common management of EnerVest Ltd., as general partner), which are being sold as part of a purchase and sale agreement between the Giddings Entities and TPG Pace Energy Parent LLC, which comprise the statements of revenues and direct operating expenses for each of the three years in the period ended December 31, 2017, and the related notes to the statements of revenues and direct operating expenses.

Management’s Responsibility for the Statements of Revenues and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of these statements of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of statements of revenues and direct operating expenses that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenues and direct operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and direct operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the statements of revenues and direct operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control related to the Giddings Assets. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the statements of revenues and direct operating expenses of the Giddings Assets for each of the three years in the period ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the statements of revenues and direct operating expenses, the accompanying statements of revenues and direct operating expenses have been prepared for the purposes of presenting the revenues and direct operating expenses of the Giddings Assets and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Giddings Assets. Our opinion is not modified with respect to this matter.

Disclaimer of Opinion on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the statements of revenues and direct operating expenses as a whole. The supplemental oil and gas information is presented for the purpose of additional analysis and is not a required part of the statements of revenues and direct operating expenses. This supplementary information is the responsibility of the management of EnerVest, Ltd. Such information has not been subjected to the auditing procedures applied in our audits of the statements of revenues and direct operating expenses and, accordingly it is inappropriate to and we do not express an opinion on the supplementary information referred to above.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas

May 8, 2018

GIDDINGS ASSETS

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(dollars in thousands)

	Years Ended December 31,
	2017	2016	2015
REVENUES:
Oil sales	$31,725	$28,206	$42,845
Natural gas sales	23,486	18,973	24,806
Natural gas liquids sales	16,909	13,138	15,341

Total revenues	72,120	60,317	82,992
DIRECT OPERATING EXPENSES:
Lease operating expenses	26,167	26,297	34,600
Production taxes	3,241	2,810	3,889

Total direct operating expenses	29,408	29,107	38,489

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$42,712	$31,210	$44,503

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

GIDDINGS ASSETS

NOTES TO STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

1.	BACKGROUND AND ORGANIZATION

The accompanying statements of revenues and direct operating expenses (the “Statements”) reflect the operations of certain oil and natural gas properties (the “Giddings Assets”) currently owned by EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-B, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P. and EnerVest Wachovia Co-Investment Partnership, L.P., (together the “Giddings Entities”) which are being sold as part of a purchase and sale agreement between the Giddings Entities and TPG Pace Energy Parent LLC (the “Contribution”).

Although the Giddings Entities are not under common control, each are managed by the same managing general partner, EnerVest, Ltd. (“EnerVest”). The accompanying statements have therefore been presented on a combined basis for reporting purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The Giddings Entities did not prepare separate stand-alone historical financial statements for the Giddings Assets during the periods presented. Complete financial statements under generally accepted accounting principles in the United States of America are not available or practicable to produce for the Giddings Assets. Accordingly, the accompanying Statements present the revenues and direct operating expenses of the Giddings Assets on an accrual basis of accounting in lieu of the financial statements required under Rule 3–05 of Securities and Exchange Commission (the “SEC”) Regulation S–X. Certain costs such as depreciation, depletion, and amortization, accretion of asset retirement obligations, general and administrative expenses, interest and income taxes are omitted. This financial information is not intended to be a complete presentation of the revenues and expenses of the Giddings Assets and may not be representative of future operations due to changes in the business and the exclusion of the omitted information.

Use of Estimates—The preparation of the Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates.

Revenue Recognition—Oil, natural gas and natural gas liquids (“NGL”) revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. The Giddings Entities follow the sales method of accounting for revenues. Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume which are entitled based on the Giddings Assets’ working interest. There were no material gas imbalances during the periods presented.

Direct Operating Expenses—Direct operating expenses are recognized when incurred and include (a) lease operating expenses, which consist of gathering and processing expenses, lifting costs, lease and well repairs and maintenance, and other field expenses; and (b) production taxes.

3.	COMMITMENTS AND CONTINGENCIES

The Giddings Assets’ are collateral to various credit facilities of the Giddings Entities.

The activity of the Giddings Assets may become subject to potential claims and litigation in the normal course of operations. While the ultimate impact of any proceedings cannot be predicted with certainty, the Giddings Entities’ management is currently not aware of any legal or other contingencies that would have a material effect on the Statements.

4.	RELATED PARTY TRANSACTIONS

The Giddings Entities have entered into operating agreements with EnerVest whereby EnerVest Operating, LLC (“EVOC”), a subsidiary of EnerVest, acts as contract operator of the Giddings Entities’ oil and natural gas wells. The Giddings Entities reimburse EVOC for direct expenses incurred. A majority of such expenses are charged on an actual basis (i.e., no mark–up or subsidy is charged or received by EVOC). These costs are included in lease operating expenses and the statements of revenue and direct operating expenses presented herein. Additionally, in its role as contract operator, EVOC also collects proceeds from oil, natural gas and natural gas liquids sales and distributes them to the Giddings Entities and other working interest owners.

5.	SUBSEQUENT EVENTS

On March 20, 2018, the Giddings Entities entered into a purchase and sale agreement involving the Giddings Assets with TPG Pace Energy Parent LLC.

The Statements were issued on May 8, 2018, and all subsequent events through that date were considered for purposes of analysis and disclosure.

******

SUPPLEMENTAL OIL AND GAS INFORMATION

(Unaudited)

GIDDINGS ASSETS

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

The following tables present the changes in estimated proved developed and estimated proved undeveloped reserves, the standardized measure of discounted future net cash flows and changes therein relating to estimated proved oil, natural gas and NGL reserves for the periods presented. We caution that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development. Accordingly, these estimates are expected to change as further information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil, natural gas and NGL reserves may not occur in the periods assumed, and actual prices realized may vary significantly from those used in these estimates. The standardized measure excludes federal income taxes as the Giddings Entities are not subject to federal income taxes. The Giddings Assets are located in Texas and are subject to an entity-level tax, the Texas Margin Tax, at a statutory rate of up to 1.0% of income that is apportioned to Texas.

The estimates of the Giddings Assets proved reserves for the periods presented have been prepared by qualified third-party engineers.

	Oil (MBbls)	Natural Gas (Mmcf)	Natural Gas Liquids (MBbls)	Total MBoe
Proved developed and undeveloped reserves:
Balance as of December 31, 2014	7,673	90,588	9,179	31,950
Revisions of previous estimates	25	(5,445)	(335)	(1,217)
Extensions and discoveries	2,366	19,572	3,047	8,675
Production	(922)	(10,147)	(1,000)	(3,613)

Balance as of December 31, 2015	9,142	94,568	10,891	35,795

Revisions of previous estimates	(3,286)	(23,409)	(3,907)	(11,094)
Extensions and discoveries	14	74	15	41
Production	(713)	(8,568)	(811)	(2,952)

Balance as of December 31, 2016	5,157	62,665	6,188	21,790

Revisions of previous estimates	1,132	14,125	1,406	4,892
Purchases of minerals in place	16	2,566	41	485
Extensions and discoveries	775	4,587	815	2,354
Production	(636)	(8,202)	(731)	(2,734)

Balance as of December 31, 2017	6,444	75,741	7,719	26,787

Proved developed reserves:
Balance as of December 31, 2014	5,710	79,429	7,070	26,018
Balance as of December 31, 2015	5,576	68,206	6,551	23,495
Balance as of December 31, 2016	4,676	59,278	5,606	20,162
Balance as of December 31, 2017	5,030	65,200	6,048	21,945

Proved undeveloped reserves:

Balance as of December 31, 2014	1,963	11,159	2,109	5,932
Balance as of December 31, 2015	3,566	26,362	4,340	12,300
Balance as of December 31, 2016	481	3,387	582	1,628
Balance as of December 31, 2017	1,414	10,541	1,671	4,842

For the year ended December 31, 2017, the Giddings Assets reported extensions and discoveries contributing 2,354 MBoe to proved reserves and are attributable to successful drilling and completion activities. The Giddings Assets had net positive revisions of 4,892 MBoe primarily related to 1,923 Mboe of well performance changes based on wells drilled during the year along with higher commodity prices creating positive revisions of 1,964 Mboe related to previously uneconomic proved undeveloped reserves and 1,005 Mboe related to existing proved undeveloped reserves.

For the year ended December 31, 2016, the Giddings Assets had net negative revisions of 11,094 MBoe primarily related to the reclassification of 8,635 MBoe of proved undeveloped reserves to unproved reserves and 6,687 MBoe due to the decline in commodity prices as compared to 2015. These negative revisions were partially offset by positive revisions of 4,228 Mboe related to well performance changes based on wells drilled during the year.

For the year ended December 31, 2015, the Giddings Assets reported extensions and discoveries contributing 8,675 MBoe in proved reserves and is attributable to successful drilling and completion activities. Additionally, the Giddings Assets had downward revisions of 1,217 MBoe primarily due to the decline of oil prices as compared to 2014.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows: (1) Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions, (2) As specified by the SEC, estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of oil and natural gas related to the proved reserves at year-end, (3) The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions, plus overhead incurred related to the Giddings Assets, and (4) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Giddings Assets. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and natural gas.

The standardized measure of discounted future net cash flows relating to estimated proved oil, natural gas and NGL reserves for the periods presented are as follows (in thousands):

	December 31,
	2017	2016	2015
Future cash inflows	$692,654	$444,755	$866,183
Future production and development costs	(330,407)	(240,356)	(483,747)
Future income tax expenses	(3,636)	(2,335)	(4,547)

Future net cash flows	358,611	202,064	377,889
10% annual discount for estimated timing of cash flows	(155,594)	(82,001)	(183,028)

Standardized measure of discounted future net cash flows	$203,017	$120,063	$194,861

The principal sources of changes in the standardized measure of discounted future net cash flows for the periods presented are as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Standardized measure at beginning of period	$120,063	$194,861	$432,821
Net changes in prices and production costs	53,119	(46,981)	(192,458)
Changes in estimated future development costs	(1,450)	3,710	12,227
Sales and transfers of oil, natural gas liquids produced, net of production costs	(42,712)	(31,210)	(44,503)
Extensions, discoveries and improved recovery, less related costs	25,833	7	20,380
Purchase of minerals in place	468	—	—
Revisions and other	18,136	(21,740)	(93,177)
Development costs incurred during the period	18,086	737	14,085
Changes in income taxes	(671)	958	1,790
Accretion of 10% timing discount	12,145	19,721	43,696

Standardized measure of discounted future net cash flows	$203,017	$120,063	$194,861